Exhibit 99.1

Contacts:
Diametrics Medical, Inc.

David B. Kaysen, CEO
W. Glen Winchell, CFO
(651) 639-8035

DIAMETRICS MEDICAL, INC. ANNOUNCES
NEW CHAIRMAN OF THE BOARD

ST. PAUL, MN, September 8, 2004 – Diametrics Medical, Inc. (OTC BB: DMED) today announced the appointment of William P. Moffitt to the position of Executive Chairman of the Board, effective immediately, taking the Board seat vacated by Gerald L. Cohn on August 1, 2004. Mr. Moffitt will replace Carl Goldfischer, MD who has served as the company’s Chairman since September 2003. Dr. Goldfischer will remain a member of the Board of Directors.

Mr. Moffitt is President and Chief Executive Officer of Nanosphere, Inc. and was formerly President and Chief Executive Officer of i-STAT Corporation, which he joined in July 1989. i-STAT was recently purchased by Abbott Laboratories. Mr. Moffitt was instrumental in establishing i-STAT as the leader in point-of-care patient testing world-wide and in the acquisition of i-STAT by Abbott in January 2004 for a market valuation of approximately $460 million.

“We are very pleased to have Bill join the Diametrics team as Executive Chairman of the Board,” said Carl Goldfischer. Dr. Goldfischer went on to say, “Bill brings a tremendous knowledge of our industry and business to this position and we believe he can be a key catalyst to the Diametrics strategy moving forward. Bill will be a key part of our new fund-raising effort as we focus all of our energies and resources on our TrendCare continuous monitoring business.”

Mr. Moffitt said, “I am very excited to join the Diametrics team at this key juncture in the company’s history. After significant due diligence, I have come to the conclusion that the Company’s technology and platform for continuous monitoring of critical blood analytes, with proper funding and additional development, have the potential to deliver significant customer and shareholder value. I look forward to working with the Diametrics team to further develop our strategy and generate the necessary funding to position the company for the future.”

David B. Kaysen, President and CEO of Diametrics said, “I am looking forward to working with Bill as we strive to build Diametrics and grow our platform of products for monitoring critical blood analytes on a continuous basis in the clinical setting. Bill brings a wealth of knowledge and experience to Diametrics at a critical time in our company’s history. We expect to work closely together to leverage our platform technology and make a real impact in the market. I would like to thank Carl Goldfischer for his support and guidance during his tenure at Chairman. I also want to thank Jerry Cohn for his many years of dedicated service as a member of the Board of Directors here at Diametrics.”

About the Company
Diametrics Medical, Inc. develops, manufactures and distributes blood and tissue monitoring systems that provide continuous diagnostic information at the point-of-patient care. The Company believes that use of its systems will result in more timely decisions by providing accurate and continuous test results at the patient’s bedside, thereby reducing the time spent in critical care settings.

Cautionary Statement
All statements other than historical facts included in this release regarding future operations, and particularly on the outlook for 2004, are subject to the risks in predictions and “forward looking statements.” These statements are based on the beliefs and assumptions of management of Diametrics Medical, Inc. and on information currently available to management. Nevertheless, these forward-looking statements should not be construed as guarantees of future performance. They involve risks, uncertainties and assumptions identified in the Company’s filings with the SEC, including:

•	The possibility that we may be unable to raise the additional funds necessary to implement our new sales and marketing strategy and achieve positive cash flow from operations;

•	The difficulties in predicting the amount and timing of consumer acceptance of our systems in new accounts, including our expanded focus on neonatal and biotech opportunities;

•	The reliance on results of our international operations;

•	The effect of fluctuating exchange rates on our international results; and

•	Changes in, and our compliance with, regulation and industry practice that affects the way we manufacture and distribute our products.

###